EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE

Contact:
Wayne F. Edwards-- Interim Co-Chairman (847) 737-5970
Ronald G. Bottrell, Dome Communications (312) 467-0760

                   SAMES IN NEGOTIATIONS FOR SALE OF COMPANY;
                      ANNUAL STOCKHOLDER MEETING POSTPONED;
               COMPANY IS EXPERIENCING SEVERE CASH FLOW PROBLEMS;
                   FIRST QUARTER RESULTS FALL BELOW A YEAR AGO

FRANKLIN PARK, IL, May 15, 2001 -- Sames Corporation (AMEX: SGT) announced today that its sale process, which began in November 2000, is continuing. The Company has received indications of interest from two multi-national companies, and is currently in negotiations with one of these companies, which has made a proposal to acquire the Company at a price that is significantly below the Company's current market price. Due to the continuing sale process, the Company has elected to postpone its annual stockholders' meeting until the third quarter.

FIRST QUARTER RESULTS

Net sales were $14.4 million for the first quarter ended March 31, 2001, compared to net sales of $22.6 million reported in the prior year fiscal quarter ended March 31, 2000. Sales for the current quarter would have been approximately $1.0 million higher had sales denominated in French Francs been translated at 2000 foreign exchange rates. For the three months ended March 31, 2001, the Company reported an operating loss of $1.1 million compared to $.7 million operating income in the same period of the prior fiscal year.

The loss from continuing operations was $1.5 million or $(.52) per share, in the first quarter of 2001, compared to income of $.2 million, for the fiscal quarter ended March 31, 2000.

The shortfall in net sales and the resulting loss from operations was principally due to lower volume on large automotive installations and the distraction the ongoing sale process has been both to our customers and employees. While still high in relation to net sales, selling, general and administrative expenses are beginning to reflect the workforce reductions at Sames S.A., primarily the early retirement program, that was initiated and fully expensed in the fourth quarter of the prior year.

During the quarter the Company's program to improve utilization of capital resulted in decreases in accounts receivable, net, of $9.2 million and offsetting decreases in accounts payable and bank loans outstanding of $8.5 million, an improvement in net cash flows from these areas of $.7 million. The Company will continue to vigorously push to reduce accounts receivable and inventory and limit the number of preferred suppliers that it does business with. However, the Company's French subsidiary, Sames, S.A., is currently experiencing severe cash flow problems due primarily to an unexpected delay in the shipment of certain equipment to one of its customers at the customer's request, and the corresponding delay on the customer's part in making payments due of approximately $4.0 million. These payments were expected in early May 2001. Additional past due amounts of approximately $1.3 million were due from this same customer prior to May 2001 and have not yet been received.

Neither the Company nor any of its operating subsidiaries currently have sufficient liquidity or borrowing capacity to remedy the cash flow problems being experienced at Sames, S.A. As a result, the Company's cash resources on a consolidated basis are presently not adequate for the Company to continue operating in the near short-term. The Company is exploring various alternatives to alleviate this crisis, including seeking short-term funds from potential bidders for the Company, strategic investors, lenders and/or industry partners. However, the outcome of any such financing is uncertain, and if the Company is unable to resolve these problems in a timely manner, the Company will no longer be able to operate in the ordinary course of business.

Sames Corporation is engaged in the design, manufacture and sale of high-quality spray finishing and coating application equipment. Sames is noted for its global leadership position in electrostatic finishing equipment for the automotive finishing market and for the general industrial finishing market. The Company's website is http://www.sames.com.
           --------------------

This press release contains certain statements regarding the Company's future operating performance, product development and strategic alternatives which constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, adverse changes in the economy or the overall market generally, increased competition relating to the Company's products and services both within the United States and globally, lower than expected sales of the Company's products and services, the Company's inability to successfully implement manufacturing and cost-reduction programs, adverse results of the testing of the Company's products and validation programs or the failure of such products or programs to gain wide market acceptance, the inability of the Company to successfully negotiate or to complete the previously announced potential sale of the Company on a timely basis, if at all, the inability of the Company to secure additional sources of financial support sufficient to satisfy its current operating obligations, the failure of the Company to implement its revised 2001 operating plan, including its shift in focus away from large automotive systems and toward its standard products and component parts business, continuing losses resulting from discontinued operations relating to the resolution and conclusion of the matters relating to the sale of the Binks business, fluctuation in sales revenues caused in part by currency fluctuations and translations, uncertainty relating to economic and political conditions in the countries and international markets in which the Company operates and competes, and changes in accounting principles, policies and guidelines.

                 SAMES CORPORATION AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                             FOR THE THREE MONTHS ENDED
                                                             --------------------------
                                                                     MARCH 31,
                                                             --------------------------
                                                                 2001          2000
                                                             ------------  ------------
Net sales ..................................................   $ 14,391      $ 22,614
Costs of goods sold ........................................      9,396        14,814
                                                               --------      --------
   Gross profit ............................................      4,995         7,800

Selling, general and administrative expenses ...............      5,534         6,489
Research and development costs .............................        596           642
                                                               --------      --------
   Operating income (loss) .................................     (1,135)          669
                                                               --------      --------

Other expense:
   Interest expense ........................................        270           263
   Other expense ...........................................        334            49
                                                               --------      --------
                                                                    604           312
                                                               --------      --------

Income (loss) from continuing operations before income taxes     (1,739)          357
Income tax expense (benefit) ...............................       (228)          114
                                                               --------      --------

Income (loss) from continuing operations, net of tax .......     (1,511)          243
Loss from discontinued operations, net of tax ..............       (275)         (484)
                                                               --------      --------

Net loss ...................................................   $ (1,786)     $   (241)
                                                               ========      ========

Income (loss) per share - basic
   Continuing operations ...................................   $   (.52)     $    .08
   Discontinued operations .................................       (.09)         (.16)
                                                               --------      --------
   Net loss ................................................   $   (.61)     $   (.08)
                                                               ========      ========

Income (loss) per share - diluted
   Continuing operations ...................................   $   (.52)     $    .08
   Discontinued operations .................................       (.09)         (.16)
                                                               --------      --------
   Net loss ................................................   $   (.61)     $   (.08)
                                                               ========      ========

Weighted average shares:
   Basic ...................................................      2,934       2,932
   Effect of stock options .................................         --           5
                                                               --------    --------
   Diluted .................................................      2,934       2,937
                                                               ========    ========

                                        3